Exhibit 99.1
Red Lion Hotels Names Eliassen
President and Chief Executive Officer
(Spokane, WA, February 14, 2011) — Red Lion Hotels Corporation (NYSE: RLH) announced today that Jon E. Eliassen has been named by the company’s Board of Directors to the permanent position of President and Chief Executive Officer, removing his previous interim status. Eliassen served as Interim President and CEO since January 2010, when he replaced Anupam Narayan. Prior to that appointment, Eliassen served on the company’s Board of Directors since September 2003.
“Having assumed the role of Interim President and CEO during a challenging time for the lodging industry and the company, the Board is very pleased with the strides Red Lion has made under Jon’s leadership,” said Donald K. Barbieri, Chairman of the Board of Directors for Red Lion Hotels Corporation. “We are confident in the strategy set by Jon and his executive team to grow the brand and increase shareholder value.”
Eliassen was President and Chief Executive Officer of the Spokane Area Economic Development Council from 2003 until 2007. He retired in 2003 from his position as Senior Vice President and Chief Financial Officer of Avista Corp., a publicly-traded diversified utility. During his 33 years at Avista, Eliassen actively participated in the development of a number of successful unregulated subsidiary companies including Itron, Avista Labs and Avista Advantage.
Eliassen currently serves as Chairman of the Board of Directors of Itron Corporation, serves as a member of the Board of Directors of IT Lifeline, Inc., and is the principal of Terrapin Capital Group, LLC.
About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of midscale full, select and limited service hotels under its Red Lion® brand. As of September 30, 2010, the RLH hotel network was comprised of 43 hotels located in eight states and one Canadian province, with 8,384 rooms and 419,987 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.